Eastside Distilling Announces Management Transition

Eastside Maintains Previously Issued Sales, Redneck Riviera Whiskey Case Volumes, and Adjusted EBITDA Objectives for the Second Half Fiscal 2019

Company to Hold Conference Call on Friday, October 11, 2019 at 9 am ET

PORTLAND, Ore., October 10, 2019—Eastside Distilling, Inc. (NASDAQ: EAST) today announced the resignation of Steve Shum as the Company’s interim Chief Executive Officer, effective immediately, to accept a Chief Executive Officer position with another company. Additionally, Mr. Shum submitted his resignation as Chief Financial Officer, effective upon the filing of Eastside’s quarterly report on Form 10-Q for the period ended September 30, 2019, expected to be made on or before November 14, 2019. Mr. Shum has agreed to consult with the management team and Board of Directors as needed in the future.

The Company’s Board of Directors is running a process to fill the necessary management positions at Eastside with a focus on the Chief Executive Officer role initially. The Company is considering both internal and external candidates and will move quickly to fill the position. The Company’s Board of Directors is committed to enhancing value for shareholders. Working together with its management team, the board has begun a strategic review and evaluation of a number of strategic directives aimed at maximizing shareholder value.

The Company is reiterating its outlook for the remainder of the year previously issued on August 14, 2019, regarding sales, Redneck Riviera Whiskey (RRW) case volumes, and Adjusted EBITDA improvements (before certain one-time Azuñia acquisition and other costs) within its related operations. Further, the Company remains on track to deliver strong results from its Azuñia operations, which were acquired on September 12, 2019.

Steve Shum commented, “I would like to thank the entire team at Eastside, including the Board and our shareholders, for the opportunity and support provided over the last few years. I believe Eastside has created an incredible foundation over the past several years and is poised for tremendous success in the future. The entire Eastside team is strong, performing well, and I could not be more proud of their collective efforts to elevate the business to the next level. I am committed to an orderly transition of my positions and intend to remain in the CFO capacity through the reporting and signing of the Company’s upcoming Quarterly Report on Form 10-Q. I have also expressed my commitment or offer to remain available to consult with the management and Board going forward and would welcome an opportunity to assist in any way possible.”

Paul Shoen, Chairman of the Board of Directors, commented, “As the Chairman of Eastside Distilling, I want like to thank Steve for his hard work and dedication to Eastside over the years and greatly appreciate his willingness to stay close to Eastside and assist us through this management transition. I also want to assure our shareholders that the Board is running a process to fill the necessary management positions at Eastside, with our initial focus on the CEO role. We have both strong internal and external candidates that we are considering, and once we vet the candidates, will move quickly, but carefully, to fill the position to ensure that the Company has solid leadership going forward.”

Robert Manfredonia, President of Eastside Distilling, added, “Operationally, we had a solid third quarter and remain on track to achieve our sales and RRW cases objectives for the year. Further, the integration of the Azunia and Eastside organizations is going extremely well, with many of the benefits we expected to arise from the combination of these two sales forces beginning to be recognized.”

Conference Call

The Company will hold a conference call tomorrow to discuss this transition.

Date and Time: 9:00am ET (6:00am PT) on Friday, October 11, 2019.

Call-In Information: Interested parties can access the conference call by dialing (844) 889-4332 or (412) 717-9595.

Live Webcast Information: Interested parties can access the conference call via a live Internet webcast, which is available in the Investor Relations section of the Company’s website at https://www.eastsidedistilling.com/investors/.

Replay: A teleconference replay of the call will be available for three days at (877) 344-7529 or (412) 317-0088, confirmation #10136010. A webcast replay will be available for 90 days in the Investor Relations section of the Company’s website at https://www.eastsidedistilling.com/investors/.

About Eastside Distilling

Eastside Distilling, Inc. (NASDAQ: EAST), founded in 2008, has developed, matured, perfected or acquired, then launched many award-winning spirits, while evolving to meet the growing demand for quality products and services associated with the burgeoning craft and premium beverage trade. The Company’s portfolio includes Redneck Riviera Whiskey, a partnership with John Rich, the multi-platinum country-music artist and one-half of the award-winning duo Big & Rich, the Quercus Garryana barrel-finished Burnside Whiskey family, Azuñia Organic Tequilas, Hue-Hue Cold Brewed Coffee Rum, Portland Mule canned cocktails, Outlandish CBD Seltzers and Tonics, and others. The Company is honored to give a percentage of sales proceeds on Redneck Riviera products to Folds of Honor, a charitable foundation that awards scholarships to spouses and children of fallen veterans. In addition to the Company’s branded products, the Company has strategically enhanced its capabilities to bring new and trending products to the market, including its Craft Canning + Bottling subsidiary, which is one of the Northwest’s leading independent spirit bottlers and ready-to-drink canners. For more information visit: www.eastsidedistilling.com or follow the Company on Twitter and Facebook.

Important Cautions Regarding Forward-Looking Statements

Certain matters discussed in this press release may be forward-looking statements. Such matters involve risks and uncertainties that may cause actual results to differ materially, including the following: changes in economic conditions; general competitive factors; acceptance of the Company’s products in the market; the Company’s success in obtaining new customers; the Company’s success in product development; the Company’s ability to execute its business model and strategic plans; the Company’s success in integrating acquired entities and assets and achieving expected benefits, and all the risks and related information described from time to time in the Company’s filings with the Securities and Exchange Commission (“SEC”), including the financial statements and related information contained in the Company’s Annual Report on Form 10-K and interim Quarterly Reports on Form 10-Q. Examples of forward-looking statements in this release may include statements related to the Company’s strategic focus, product verticals, anticipated financial outlook (including sales, RRW case volumes and EBITDA improvements for the remainder of 2019), and the integration and ability to recognize expected benefits of the Azunia acquisition. The Company assumes no obligation to update the cautionary information in this release.

Company Contact:

Eastside Distilling

971-888-4264

inquiries@eastsidedistilling.com

Investors:

Robert Blum

Lytham Partners, LLC

(602) 889-9700

east@lythampartners.com